Exhibit 10.1

Confidential Treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an asterisk (*). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.

Industrial Products Sales Contract

Seller: Zhengzhou Duesail Fracture Proppant	Contract No.: JL-XZ-014 Co., Ltd.

Buyer: Shanghai Jolly Imp&Exp. Co., Ltd.	Time of Execution: Jan 24, 2011

Article 1. Subject Matter, Quantity, Price and Time of Delivery

Commodity	Name	Manufacturer	Unit for	Quantity	Unit	Amt	Delivery
No.	and		Measurement		Price	(RMB)	Time and
	Spec.				(RMB)		Quantity
Model
No.
6914900000	Low-	Duesail	Metric ton	*	*	85866480	Delivery
	density						subject to
	Haydite						Buyer’s
	20/40						notice
Memo:	RMB 170 per MT (including freight) separately invoiced (one 17% VAT invoice for payment for products, the other invoice for freight)
Total RMB: Eighty-five Million, Eight hundred and Sixty-six Thousand, Four Hundred and Eighty

Article 2. Low-density Quality Standard: VD 1.65g/cubic centimeter > ρb; AD 2.95 g/cubic centimeter >ρa; Bearing Pressure 52 MPa, Percent of Damage < 8%, Roundness > 0.85, Acid Solubility < 7%, Turbidity<100. Appearance of the products, including degree of finish and roundness, shall satisfy the Buyer’s requirements. Please refer to Fracture Proppant Performance Index and Test Methods of SinoPec Shengli Petroleum Administration Standard for specific requirements for other indices not covered herein

Article 3. Condition and Term for which Seller undertakes product quality liability: Seller shall be fully responsible for its products and ensure the product quality, and the warranty period shall be one year after the delivery date.

Article 4. Packaging Specification: the unit package weight is 1.5 metric ton per sack, with the sack to be provided by the Buyer and to be packaged in accordance the Buyer’s requirements. If the positive or negative allowance of the unit package weight exceeds 1% (exclusive of 1%), such unit package shall be deemed disqualified and the Buyer shall have the right to refuse to accept such package. Should any problem occur with the sack, the Seller shall contact the Buyer in time, otherwise any liability arising out of the delay in delivery shall be borne by the Seller.

Article 5. Sampling of Package and Settlement Method for Overload or Underload: if the positive/ negative allowance for both the unit package weight and the gross weight for each batch of delivery is within 1%, the settlement shall be based on actual weight; if the negative allowance for either the unit package weight or the gross weight for each batch of delivery exceeds 1%, and if the Buyer chooses to accept, the Buyer shall be entitled to request the Seller to compensate for the shortage or refund the price difference at the time of next delivery; if the positive allowance for either the unit package weight or the gross weight for each batch of delivery exceeds 1%, and if the Buyer chooses to accept, the Buyer will not pay for the overload.

Article 6. Method and Site of Delivery: Site designated by the Buyer at the Port of Qingdao

Confidential Treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an asterisk (*). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.

Article 7. Method of Transport, Destination and Cost Burden: the Buyer shall give the Seller a 30-day prior notice on the delivery date and shipping schedule so that the Seller can have the products prepared. The Seller shall be responsible for delivering the products from the Seller’s warehouse to the Buyer’s designated site. The Seller shall ensure the safety of the products during the transport and be liable for resolving possible problems in time without delaying the shipping schedule booked by the Buyer; the Seller who cannot resolve the problems in time shall give a timely notice to the Buyer for negotiation, with the loss and liability to be undertaken by the Seller. Before the delivery, the Seller shall issue a deductible transport invoice (tax receipt) to the Buyer according to the mutually agreed transport fee (motor vehicle transport fee is RMB 170 per ton Port of Qingdao) and the Buyer shall pay the relevant fee to the Seller based on the invoice amount.

Article 8. Test Standard, Method and Site: the Buyer shall go to the Seller’s factory for field sampling within three days after each batch of products are prepared and the samples shall be sent to Shengli Oilfield Oil Extraction Technology Research Institute for test or be tested by the factory itself, with the test result to be recognized by both the Seller and the Buyer. The Buyer shall accept the qualified products only. The sampling frequency shall be decided according to the actual production and shipment plans. The Buyer shall make random sampling at the port on an irregular basis within the shipment period.

Article 9. Quality Control Management Solution (See Appendix 1)

Article 10. Payment Method and Time: after the execution of the contract, the Buyer shall notify the Seller to get the products ready and prepay 20% of the price for the first batch of 4536 metric tons within three days (after the execution). Within three days after each batch of actual delivery is completed by the Seller, the Buyer shall go to the Seller’s factory for field sampling and send the samples to Shengli Oilfield Oil Extraction Technology Research Institute for test or have these samples tested by the factory, with the whole process supervised by the Buyer. If the products are qualified upon test, the Buyer shall pay 80% of the price for such batch of delivery. The Seller shall have this batch of delivery delivered to the Buyer’s designated site in Qingdao within two days after receiving the payment. The Buyer shall prepay 20% of the price for the next batch of 4536 metric tons 10 days before such next batch is delivered, with the rest 80% of the actual delivery to be paid prior to the delivery. The Seller shall issue VAT tax receipt and deductible transport fee invoice to the Buyer after each batch of delivery and upon the notification of the Buyer. 30% of the total price under the contract may be paid by a bank acceptance bill, the par value of which shall satisfy the Seller’s requirements as far as possible. The specific shipping date, shipping schedule and payment shall be subject to Appendix 2. Any necessary change shall be determined by both the Seller and the Buyer upon negotiation.

Article 11. For the product with qualify issues, the Seller shall compensate the Buyer for economic loss. The Buyer shall be entitled to keep the products under lien before receiving the replacement products or refund payment from the Seller. If the Seller fails to refund all the payment within the deadline prescribed by the Buyer, the Buyer shall be entitled to request the Seller to compensate for the difference between disposal charge and the refund payable after disposing of such batch of delivery at its own discretion, and investigate and fix the Seller’s liability for breach due to the delivery inconsistence

Article 12. The condition for dissolving this contract: if the Seller breaches the contract (the Seller fails to deliver the products in accordance with the mutually agreed time, quality and quantity), the Buyer shall be entitled to unilaterally cancel this contract, or the contract shall be automatically terminated upon expiration, provided that both parties shall still perform their remaining obligations hereunder.

Article 13. Liability for Breach: if the Seller fails to deliver the products to the Buyer, or fails to deliver the products in time, or fails to undertake liability for return and replacement products or refund payment, or the products delivered are not qualified, the Seller shall pay the Buyer 3% of the payment for the products in breach as liquidated damages, and compensate the Buyer for any loss suffered therefrom (including but not limited to liability to any third party, and fees occurred therefrom and available gains and losses, etc.).

Confidential Treatment has been requested for certain portions of this Agreement that have been redacted in this Exhibit. These portions are indicated by an asterisk (*). The omitted portions of this Agreement have been separately filed with the Securities and Exchange Commission.

Article 14. Dispute Resolution: negotiation or mediation, failing either of which an action may be instituted before the people’s court of the place where the Buyer is located.

Article 15. The Seller shall keep confidential the business information related to the Buyer’s customers, sales channels, pricing strategies and etc that are obtained during its performance of the contract, and these information shall not be used by itself or disclosed to any third party; without the Buyer’s consent, the Seller shall not directly or indirectly have sales business relations with the Buyer’s customers that the Seller becomes aware of. The Seller’s foregoing confidentiality obligation term shall be the performance period of this contract as well as two years after its termination. If the Seller violates any of the foregoing obligations, it shall compensate the Buyer for all the direct and indirect economic loss the Buyer suffers therefrom.

Article 16. This contract shall become effective since the date of signature.

Article 17. Miscellaneous:

1. During the performance of this contract, in the event that the Chinese government authorities imposes export duties on such products, the performance of this contract shall be suspended, the Buyer may suspend the purchase and both parties need to negotiate and determine the product price. If both parties fail to determine the price upon negotiation within three months after the performance of this contract is suspended, either party may dissolve this contract. For any termination or dissolution of the contract under such circumstance, neither party shall undertake liability for breach.

2. The appendixes of this contract and the correspondence between the both parties shall have legal force and effect. This contract is made in quadruplicate, and shall become effective upon the signatures and seals of both parties.

Seller	Buyer
Seller: Zhengzhou Duesail Fracture Proppant Co., Ltd.	Buyer: Shanghai Jolly Imp& Exp Co., Ltd.
Address: 38 Gengsheng Ave., Dayugou Industrial Park,	Address: Room 2003, A Bldg., 500
Gongyi, Henan Province.	Hongbaoshi Rd., Changning District,
Shanghai
Legal Representative:	Legal Representative:
Attorney-in-fact: Fei Yinbiao	Attorney-in-fact: Huang Junyu
Date: Jan 24, 2011	Date: Jan 24, 2011
Telephone: 0371-64059666	Telephone: 021-61910789
Fax: 0371-64059666	Fax: 021-32093313
Opening Bank: ICBC, Gongyi Sub-branch	Opening Bank: BOC, Shanghai Branch,
Changning Sub-branch
Account No.: 1702023109200015828	Account No.: 044175-8300-
16515508091001
Postal Code: 451271	Postal Code: 201103
Tax Registration No.: 310105672667465